Exhibit 10.3

2004 ANNUAL INCENTIVE PLAN

AXIS Capital Holdings Limited (the “Company”) has established the 2004 Annual Incentive Plan (the “Plan”) to enable eligible employees of the Company and its subsidiaries to share in the success of the Company.  The terms of the Plan are as set forth herein.

1.             Eligibility.  Any person who is employed by the Company or one of its subsidiaries and who is a Grade 13 or above shall be entitled to an annual allocation from the Bonus Pool (as defined in Section 2) and shall be a “Participant” in the Plan from and after January 1, 2004.

2.             Bonus Pool.  The “Bonus Pool” shall be an amount determined by the Compensation Committee of the Board of Directors (the “Committee”) based on the Company’s gross written premiums and/or net income for each fiscal year and goals established by the Company’s management and approved by the Committee for each fiscal year.

3.             Allocations.  The Bonus Pool shall be allocated to the Participants by the Committee based upon recommendations made by the Chief Executive Officer and President.  A Participant’s interest in the Bonus Pool shall be referred to herein as the Participant’s “Allocation”.

4.             Vesting.  Each Participant shall have a fully vested right in his or her Allocation as of December 31 of the fiscal year for which the Bonus Pool and Allocation has been determined, except as set forth in this Section 4.  If a Participant’s employment with the Company and its subsidiaries terminates prior to December 31 for any reason, or if a Participant terminates his or her employment prior to the date of payment, or if the Company terminates a Participant's employment for cause prior to the date of payment, he or she shall cease to be a Participant as of his or her termination date, his or her Allocation shall be forfeited as of his or her termination date and the Participant shall have no rights to payments under the Plan, except to the extent of any contractual obligation to any Participant that the Company or any of its subsidiaries may have.

5.             Payment.  Any Participant who becomes vested in his or her Allocation shall receive a lump sum cash payment of the value of his or her Allocation as soon as practicable after December 31 of the fiscal year for which the Bonus Pool and Allocation has been determined.  In the event of the Participant’s death, any payments hereunder shall be made to the Participant’s estate.  Any payments hereunder shall be subject to such withholdings as may be required by applicable law.

6.             Interpretation of Plan.  The Committee shall have the authority to administer the Plan, to conclusively make all determinations under the Plan and to interpret the Plan.  Any such determinations or interpretations made by the Committee shall be binding on all persons.

7.             Governing Law.  The Plan shall be governed by the laws of Bermuda.

8.             No Guarantee of Continued Employment.  Nothing in the Plan shall interfere with or limit in any way the right of the Company or any of its subsidiaries to terminate any employee’s employment at any time, nor shall it confer upon any Participant any right to continue in the employ of the Company or any of its subsidiaries.  For purposes of the Plan, temporary absence from employment because of illness, vacation, approved leaves of absence and transfers of employment among the Company and its subsidiaries shall not be considered to terminate an employee’s employment.

9.             Successors.  All obligations of the Company under the Plan shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect merger, consolidation, purchase of all or substantially all of the business and/or assets of the Company or otherwise.

10.           Amendment and Termination.  This Plan may be amended or terminated at any time by the Committee; provided, that no amendment shall be given effect to the extent that it would have the effect of reducing a Participant’s then current Allocation.